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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF WINSTON & STRAWN]

                               September 14, 2000

Barr Laboratories, Inc.
Two Quaker Road
Pomona, New York 10970

     RE: BARR LABORATORIES, INC. (THE "COMPANY")

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of 3,500,000 shares, plus up to a maximum of 525,000 additional shares if the underwriters' over-allotment option is exercised, of Common Stock, $.01 par value (the "Shares"), of Barr Laboratories, Inc., a New York corporation (the "Company"), which are to be sold by the Company and a shareholder of the Company (the "Selling Shareholder"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon this examination and review, it is our opinion that, when issued and sold as contemplated in the Registration Statement, the Shares offered by the Company will be legally issued, fully paid and nonassessable and that the outstanding Shares offered by the Selling Shareholder were legally issued and are fully paid and nonassessable.

     We hereby consent to the filing of this option as an exhibit to the Registration Statement and to the use of our name whenever it appears in such Registration Statement, including the Prospectus constituting a part hereof, as originally filed or as subsequently amended.

                                          Very truly yours,

                                          /s/ WINSTON & STRAWN

                                          Winston & Strawn

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